                           SCHEDULE 14A/A INFORMATION
                                 Amendment No. 1
                                 ---------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               Ion Networks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      1)   Title of each class of securities to which transaction applies:
           Common Stock, par value $.01 per share
      2)   Aggregate number of securities to which transaction applies:
           _____________.
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $ _______.
      4)   Proposed maximum aggregate value of transaction: $_________________
      5)   Total fee paid: $____________.

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)   Amount Previously Paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:

                               ION NETWORKS, INC.
                          1551 South Washington Avenue
                           Piscataway New Jersey 08854

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 17, 2002

To the Stockholders of ION NETWORKS, INC.:

         NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of ION Networks, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company at Washington Plaza, 1551 South Washington Avenue, Piscataway, New Jersey, on Thursday, October 17, 2002, at 10:30 A.M., Eastern Time, for the following purposes:

         1. To elect a board of six (6) directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         2. To approve an amendment to the Company's Certificate of Incorporation, as amended, to effect a reverse stock split;

         3. To adopt the ION Networks, Inc. 2002 Stock Incentive Plan (the "2002 Plan");

         4. To ratify the selection of Deloitte and Touche LLP as the Company's independent auditors; and

         5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Management is aware of no other business which will come before the Annual Meeting.

         The Board of Directors has fixed the close of business on August 26, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Annual Meeting to be held.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURE SET FORTH IN THE PROXY STATEMENT.

                                           By Order of the Board of Directors,

                                           Cameron Saifi, Secretary
                                           Piscataway, New Jersey
                                           _____________, 2002

To be mailed to stockholders on or about September 10, 2002.

                               ION NETWORKS, INC.
                          1551 South Washington Avenue
                           Piscataway New Jersey 08854

                                 PROXY STATEMENT

                                  ------------

General Information

         This Proxy Statement is furnished in connection with the solicitation by the board of directors ("Board of Directors" or the "Board") of Ion Networks, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, October 17, 2002 (the "Annual Meeting"), at 10:30 A.M., Eastern Time, at Washington Plaza, 1551 South Washington Avenue, Piscataway, New Jersey and at any adjournment or postponement thereof.

Revocability of Proxy

         A form of proxy is enclosed for use at the Annual Meeting. The proxy may be revoked by a stockholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Secretary before the Annual Meeting, and any stockholder present at the Annual Meeting may revoke his or her proxy at the Annual Meeting and vote in person if he or she desires. When such proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any instructions noted thereon.

Solicitation and Voting Procedure

         If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted (i) FOR the election of the nominees for director named in this Proxy Statement; (ii) FOR the approval of an amendment to the Company's Certificate of Incorporation, as amended, to effect a reverse stock split; (iii) FOR the adoption of the 2002 Plan; (iv) FOR the ratification of the selection of Deloitte and Touche LLP as the Company's independent auditors; and (v) to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         The solicitation of proxies will be conducted primarily by mail. The cost for soliciting proxies on behalf of the Board of Directors, if any, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, Internet, telefax or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies. The Company has retained American Stock Transfer & Trust Co. to aid in the distribution of the proxy materials at an estimated cost not to exceed $65,000.

         This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about September 10, 2002.

Record Date and Quorum Requirements

         The close of business on August 26, 2002 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of August 26, 2002, there were [______________] shares of common stock, par value $.001 per share, of the Company (the "Common Stock") outstanding. The required vote for each proposal is further described under the heading of the relevant proposals. The holders of a majority of the shares of Common Stock outstanding on the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and at any adjournment or postponement thereof. Votes withheld in the election of directors, and abstentions and broker non-votes with respect to any other proposal, will be deemed as present for purposes of determining a quorum at the Annual Meeting. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

             ------------------------------------------------------

                                 PROPOSAL NO. 1

                              Election of Directors

             ------------------------------------------------------


         The Company's By-Laws authorize the number of directors to be not less than three (3) but no more than fifteen (15). The number of directors on the Board currently consists of eight (8) members. At the Annual Meeting, the stockholders will elect six (6) directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified:
Messrs. Stephen M. Deixler, Baruch Halpern, Alexander C. Stark, Jr., Frank S. Russo, Vincent Curatolo and Kam Saifi (the "nominees"). Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Votes withheld in the election of directors, and abstentions and broker non-votes if any, will not be counted towards the election of any person as a director.

         Each of the nominees has consented to serve as a director if elected. To the best of the Company's knowledge, all the nominees will be available to serve, but in the event that any of the nominees for director should, before the Annual Meeting, become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted FOR each of the nominees.

Information Concerning Nominees

         Set forth below is certain information with respect to each director nominee:

                  KAM SAIFI has served as Chief Executive Officer, President and Director of the Company since October 2001. Prior to joining ION, from November 2000 to August 2001, Mr. Saifi served as the Chairman of the Board of Directors and Chief Executive Officer of Internet Refinery, a provider of collaborative commerce and business intelligence solutions. From June 2000 to August 2000, Mr. Saifi served as Vice Chairman and Executive Vice President of Visual Networks, Inc. which merged with Avesta Technologies, Inc., a New York-based software company focusing on managing Internet infrastructure. Mr. Saifi was the Founder, Chairman of the Board of Directors, Chief Executive Officer and President of Avesta Technologies, Inc. from October 1996 to May 2000. He has also served as a member of the Board of Directors for MetaMatrix from 1998 to 2000.


                  STEPHEN M. DEIXLER has been Chairman of the Board of Directors since 1985 and served as Chief Executive Officer of the Company from April 1996 to May 1997. He was President of the Company from May 1982 to June 1985 and served as Treasurer of the Company from its formation in 1982 until September 1993. Mr. Deixler currently also serves as Chairman of the Board of Trilogy Leasing Co, LLC and, in March 2002, became Chief Financial Officer of Multipoint Communications, LLC, a company which provides video conferencing services. Mr. Deixler was the Chairman of Princeton Credit Corporation until April 1995.


                  ALEXANDER C. STARK, JR. has been a director of the Company since 1997. From 1995 to 2000, Mr. Stark served as the President of AdCon, Inc., a consulting firm organized to advise and counsel senior officers of global telecom companies. Mr. Stark previously worked for 40 years at AT&T, where he most recently served as a Senior Vice President.

                  BARUCH HALPERN has served as a director of the Company since 1999. From 1995 to 1999, Mr. Halpern was an institutional research analyst with Goldsmith & Harris Incorporated, where he advised institutions about investment opportunities. He was also an advisor in connection with a leveraged buy-out of a public company and several private placements. In 1999, Mr. Halpern formed Halpern Capital as a DBA entity under Goldsmith & Harris Incorporated. Currently, Halpern Capital is a DBA entity under UVEST Investment Services, a member of NASD/SIPC.

                  FRANK RUSSO has served as a director of the Company since 2000. Mr. Russo was with AT&T Corporation from September 1980 to September 2000 and most recently served as its Corporate Strategy and Business Development Vice President. While at AT&T, Mr. Russo held a number of other positions including that of General Manager, Network Management Services from which he helped architect and launch AT&T's entry into the global network outsourcing and professional services business. Mr. Russo retired from AT&T in 2000. Prior to joining AT&T, Mr. Russo was employed by IBM Corporation in a variety of system engineering, sales and sales management positions. Mr. Russo served on the Board of Director of Oak Industries, Inc., a manufacturer of highly engineered components, in 1999 and 2000, and currently serves on the Board of Directors of Advance-com, a private e-commerce company headquartered in Boston, Massachusetts.


                  VINCENT CURATOLO has served as director of the Company since 2002. Mr. Curatolo has held several executive positions at Cisco Systems since May 1998. He is currently the Senior Director of Business Development for the Global Service Provider Business Unit of Cisco Systems. Prior to that position, he served as the Senior Director and Director of Cisco Systems in the areas of field operations and technical field operations. From December 1994 to May 1998, Mr. Curatolo served as Vice President of Global Data Networks at JP Morgan.


Directors and Executive Officers

         The directors and executive officers of the Company, their ages and present positions with the Company as of July 12, 2002 are as follows:

                    Name                        Age              Position Held with the Company
                    ----                        ---              ------------------------------
Kam Saifi*                                       42     Chief Executive Officer, President and Director
Cameron Saifi*                                   40     Chief Operating Officer, Executive Vice
                                                        President and Secretary
David Arbeitel                                   41     Chief Technology Officer and Vice President
Ted Kaminer                                      43     Chief Financial Officer and Vice President
Ronald Forster                                   39     Vice President of Finance and Controller
Stephen M. Deixler/(1)(2) (3)(4)/                66     Chairman of the Board of Directors
Alexander C. Stark, Jr. /(1)(2) (3)(4)/          69     Director
Alan Hardie /(3)/                                62     Director
William Martin Ritchie/(4)/                      53     Director
Baruch Halpern                                   51     Director
Frank S. Russo/(4)/                              59     Director
Vincent Curatolo                                 43     Director

/(1)/ Member of Compensation/Stock Option Committee

/(2)/ Member of Nominating Committee

/(3)/ Member of Audit Committee

/(4)/ Member of Strategic Steering Committee

* Kam Saifi and Cameron Saifi are brothers.

Information Concerning Other Current Directors and Non-Director Executive
Officers

         Set forth below is certain information with respect to other current directors and each executive officer of the Company who is not also a director nominee of the Company:

                  ALAN HARDIE has served as a director of the Company since 1999. From 1995 until 2001, when he retired, Mr. Hardie served as Chief of Operations for AT&T and BT Global Venture-Concert.

                  WILLIAM MARTIN RITCHIE has served as a director of the Company since 1999. Since 1995, Mr. Ritchie has been a consultant in his own consulting entity, Mr. Ventures, where he provides various start-up companies with management assistance and early stage investment. Mr. Ritchie was a founder of Spider Systems, a Scottish electronics company, where he served in several capacities, including as Managing Director, from 1984 to 1995. Mr. Ritchie currently serves on the board of directors of various companies in Scotland.

                  CAMERON SAIFI has served as Chief Operating Officer and Executive Vice President of the Company since October 2001 and Secretary of the Company since December 2001. Prior to joining ION, from October 2000 to October 2001, Mr. Saifi served as the President, Chief Operating Officer and Co-Founder of Internet Refinery, a provider of collaborative commerce and business intelligence technology for Business-to-Business applications. Previously, from January 1997 to June 2000, Mr. Saifi served as Senior Vice President and Chief Operating Officer for Avesta Technologies, Inc.

                  DAVID ARBEITEL has served as Chief Technology Officer and Vice President of the Company since October 2001. Prior to joining ION, Mr. Arbeitel was the sole proprietor of his consulting firm, Arbeitel Associates from September 2000 to October 2001. From June 2000 to September 2000, Mr. Arbeitiel served as Vice President and Chief Technology Officer of Visual Networks, Inc. and was one of the founders of Avesta Technologies, Inc. where he was Senior Vice President and Chief Technology Officer from October 1996 to May 2000.


                  TED KAMINER has served as Chief Financial Officer and Vice President of the Company since May 2002. Prior to joining ION, from October 2000 to April 2002, Mr. Kaminer was an independent consultant. From March 1998 to September 2000, Mr. Kaminer served as Senior Vice President of Finance and Chief Financial Officer of CMPExpress, a provider of computer hardware and software to corporate, government and education accounts. Previously, he served as Senior Vice President, Investment Banking at Berwind Financial Group, L.P., from October 1994 to January 1998.


                  RONALD FORSTER has served as Vice President Finance/Controller since October 2001, and was the Controller from February 2000 to October 2001. Prior to joining ION, from March 1991 to February 2000, Mr. Forster served as Controller of Meto, a company engaged in electronic bar code and human readable marking and identification systems.

Board Meetings and Committees

         During the Company's fiscal year ended March 31, 2002 there were six meetings of the Board of Directors and the Board acted by unanimous written consent seven times. Each of the members of the Board of Directors who is currently a director, except for Mr. Hardie who attended five board meetings and Mr. Russo who attended four board meetings, attended all of the meetings of the Board of Directors during fiscal 2002 and attended all meetings held by the committees on which such nominee served.

         The Board of Directors has a Compensation/Stock Option Committee which currently consists of Messrs. Stephen M. Deixler and Alexander C. Stark, Jr. The function of the Compensation/Stock Option Committee is to review and establish policies, practices and procedures relating to compensation of key employees, including officers and directors who are key employees, outside directors and consultants, to grant cash and non-cash bonuses to employees and grant non-plan stock options and warrants to employees, outside directors and consultants and to administer employee benefit plans, including all stock option plans of the Company. During the fiscal year ended March 31, 2002, the Compensation/Stock Option Committee held two meetings.

         The Company's Audit Committee currently consists of Messrs. Stephen M. Deixler, Alexander C. Stark, Jr. and Alan Hardie, a majority of which are considered independent directors, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers ("NASD") listing standards. The function of the Audit Committee is to review and advise the Board of Directors of the Company with respect to matters concerning the financial condition and operations of the Company, to nominate independent auditors, the scope of their engagement and their compensation, to review the effectiveness of the Company's internal accounting methods and procedures and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. The specific functions and responsibilities of the Audit Committee are set forth in a written charter of the Audit Committee, adopted by the Board of Directors. The Audit Committee reviews and reassesses its Charter annually and recommends any changes to the Board of Directors for approval. A report of the Audit Committee appears under the caption "Audit Committee Report" below. During the fiscal year ended March 31, 2002, the Audit Committee held one meeting.

         The Nominating Committee of the Board of Directors currently consists of Messrs. Stephen M. Deixler and Alexander C. Stark, Jr. The Nominating Committee nominates members of the Board of Directors and it will consider nominees recommended by stockholders. Any nominations should be made in writing and sent to: c/o Nominating Committee, ION Networks, Inc., 1551 South Washington Avenue, Piscataway, NJ 08854, Attn: Stephen M. Deixler. During the fiscal year ended March 31, 2002, the Nominating Committee held two meetings.

         The Company's Strategic Steering Committee currently consists of Messrs. Stephen M. Deixler, Alexander C. Stark, Jr., William Martin Ritchie and Frank S. Russo The function of the Strategic Steering Committee is to discuss and establish policy with respect to the Company's corporate direction and future growth strategies. During the fiscal year ended March 31, 2002, the Strategic Steering Committee held two meetings.

Audit Committee Report

To the Board of Directors
of ION Networks, Inc.

         Our Committee has reviewed and discussed with management of the Company and Deloitte & Touch LLP ("D&T"), the independent auditing firm of the Company, the audited financial statements of the Company as of March 31, 2002 and for each of the two years in the period ended March 31, 2002 (the "Audited Financial Statements"). In addition, we have discussed with D&T the matters required by Codification of Statements on Auditing Standards No. 61, Communications with Audit Committee, as amended by the Auditing Standards Board of American Institute of Certified Accountants.

         The Committee also has received and reviewed the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, as amended by the Independence Standards Board, and we have discussed with that firm its independence from the Company. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

         Management is responsible for the Company's internal controls and the financial reporting process. D&T is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

         Based on the foregoing review and discussions and a review of the report of D&T with respect to the Audited Financial Statements, and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2002.

                             Audit Committee

                             Alexander C. Stark, Jr.
                             Alan Hardie
                             Stephen M. Deixler


Compensation of Directors

         For the fiscal year ended March 31, 2002, each of the members of the Board of Directors who is not also an employee of the Company ("Non-Employee Directors") received options to purchase 10,000 shares of Common Stock at exercise prices per share equal to the fair market value of the Common Stock on the date of grant on an annual basis. Non-Employee Directors were also granted options to purchase an additional 1,500 shares of Common Stock for each meeting of the Board of Directors attended by such Non-Employee Director. Non-Employee Directors serving on committees of the Board of Directors were granted, on an annual basis, options to purchase 1,500 shares of Common Stock for each committee served thereby.

         In October 2001, the Board of directors approved a grant of 25,000 options to each of Messrs. Deixler, Halpern, Stark, Hardie, Ritchie and Russo in recognition of their services to the Company with the retention of the new executive management team.

         In July 2001, the Board of Directors approved a modification to the director compensation plan for the fiscal year ending March 31, 2002. The modification provides that any director who was not previously serving as such at the time of the last annual stockholder's meeting would receive an additional grant of options to purchase 20,000 shares upon election by the stockholders. In addition, the Company reimburses all Non-Employee Directors traveling more than fifty miles to a meeting of the Board of Directors for all reasonable travel expenses.


         The Company paid the Chairman of the Board of Directors of the Company, $132,000 in the year ended March 31, 2002 for executive search and mergers and acquisitions services provided to the Company from June through October 2001.


Executive Officers

         The executive officers of the Company are Kam Saifi - President and Chief Executive Officer, Cameron Saifi - Executive Vice President and Chief Operating Officer, David Arbeitel - Vice President and Chief Technology Officer, Ted Kaminer - Vice President and Chief Financial Officer and Ronald Forster - Vice President of Finance and Controller.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.


         The Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended March 31, 2002, Mr. Vincent Curatolo was inadvertently late in filing his Form 3 to report his appointment to the Board of Directors of the Company in March 2002 and a grant of options to purchase 10,000 shares of Common Stock. Mr. Ronald Forster was inadvertently late in filing his Form 3 to report his appointment to the office of Vice President Finance/Controller in October 2001 and a grant of options to purchase 80,000 shares of Common Stock and his holding of 180 shares of Common Stock and options to purchase 81,273 shares of Common Stock at the time of the filing of his Form
3. Mr. Douglas Reilly was in advertently late in filing his Form 3 to report his appointment to the office of Vice President and Managing Director of Market Operations for EMEA and the Pacific Rim in October 2001 and a grant of options to purchase 100,000 shares of Common Stock and his holding of options to purchase 124,652 shares of Common Stock at the time of the filing of his Form 3. All such inadvertently late filings have been filed and reported by the Reporting Persons on a Form 5 for the fiscal year ended March 31, 2002.


Executive Compensation

         The following table sets forth the compensation earned, whether paid or deferred, by the Company's Chief Executive Officer, its other four most highly compensated executive officers during the year ended March 31, 2002 and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year ended March 31, 2002 (the "Named Executive Officers") for services rendered in all capacities to the Company.

                                   Summary Compensation Table

           Annual Compensation                                                     Long-term Compensation
--------------------------------------------                ---------------------------------------------------------------------
                                                                       Awards                                     Payouts
                                                            ---------------------------                   -----------------------

                                                            Other
                                                            Annual      Restricted       Securities                   All Other
Principal                                                   Compen-       Stock          Underlying       LTIP      Compen-sation
Position                  Year    Salary($)     Bonus($)    sation($)   Award(s)($)      Options (#)    Payouts($)      ($)/(1/)
--------                  ----    ---------     --------    ------      ------------     -----------    ----------      -------
Current CEO and Executive Officers:

Kam Saifi /(2)(7)/        2002    132,681/(8)/   50,000       --        240,000/(11)/          --            --           1,398
President & Chief
Executive Officer


Cameron Saifi /(3)(7)/    2002     90,519        25,000       --        186,000/(12)/          --            --           1,641
Executive Vice
President & Chief
Operating Officer

David Arbeitel /(4)(7)/   2002     72,231        12,500       --         93,000/(13)/          --            --              --
Vice President & Chief
Technology Officer

Ronald Forster            2002    107,019         9,000       --             --            80,000            --           2,034
Vice President of         2001     94,000         3,540                                    64,809            --           1,756
Finance & Controller      2000     13,962            --                                    16,476            --              --

Douglas Reilly /(14)/     2002    129,246/(9)/    2,250       --             --           100,000            --              --
Vice President, Sales &   2001     78,936/(10)/      --       --             --           124,652            --              --
Managing Director, EMEA



Former CEO and Executive Officers:

Ronald C. Sacks /(5)(7)/  2002         --            --       --             --            21,500            --              --
Former Chief-Executive    2001         --            --       --             --           119,400            --              --
Officer and Interim
Principal Financial
Officer

Jane Kaufman /(6)/        2002     93,402        10,000   22,383             --            50,000            --           1,984
Former President and      2001    159,000            --       --             --           172,430            --           3,187
Chief Operating Officer   2000     36,115            --   10,000             --           153,376            --             232

____________________________

/(1)/  Represents contribution of the Company under the Company's 401(k) Plan.

/(2)/ Mr. K. Saifi joined the Company on October 1, 2001. Pursuant to his employment agreement, he will receive an annualized base salary of $250,000.

/(3)/ Mr. C. Saifi joined the Company on October 17, 2001. Pursuant to his employment agreement, he will receive an annualized base salary of $186,000.

/(4)/ Mr. Arbeitel joined the Company on October 17, 2001. Pursuant to his employment agreement, he will receive an annualized base salary $148,000.

/(5)/ The services of Mr. Sacks were being provided through a consulting agreement between the Company and Venture Consulting Group, Inc. ("VCGI"). During the fiscal year ended March 31, 2002, $248,000 was paid to VCGI for consulting fees related to services performed by Mr. Sacks. Mr. Sacks terminated his consulting services with the Company as of September 18, 2001.

/(6)/ Ms. Kaufman separated from the Company on October 3, 2001 as the result of a reduction in force. As per the terms of her Severance Agreement and General Release, Ms. Kaufman received a one-time severance payment of $15,542. Ms. Kaufman also received payment of $6,841 for accrued unused vacation time.

/(7)/ Refer to the Employment Contracts, Termination of Employment and Change of Control Arrangements section below for a more detailed description of all consulting and employment agreements.

/(8)/  Includes $7,200 in auto allowance.

/(9)/  Includes $9,000 in auto allowance and $21,496 in commissions.

/(10)/ Includes $6,750 in auto allowance and $4,686 in commissions.


/(11)/ These shares vest as follows: 250,000 on October 4, 2001, 550,000 on
       September 30, 2002 and 150,000 at the end of each quarter, commencing with the quarter ended December 31, 2002, and ending with the quarter ending September 30, 2004, for a total of 1,200,000. The value of these shares as of March 31, 2002 is $1,520,000 and dividends, if declared, will be paid.



/(12)/ These shares vest as follows: 75,000 on October 17, 2001, 165,000 on
       September 30, 2002 and 45,000 at the end of each quarter, commencing with the quarter ended December 31, 2002, and ending with the quarter ending September 30, 2004, for a total of 360,000. The value of these shares as of March 31, 2002 is $456,000 and dividends, if declared, will be paid.



/(13)/ These shares vest as follows: 37,500 on October 17, 2001, 82,500 on
       September 30, 2002 and 22,500 at the end of each quarter, commencing with the quarter ended December 31, 2002, and ending with the quarter ending September 30, 2004, for a total of 180,000. The value of these shares as of March 31, 2002 is $228,000 and dividends, if declared will be paid.


/(14)/ Mr. Reilly separated from the Company on July 8, 2002 as a result of reduction in force.

                Option Grants in Fiscal Year Ended March 31, 2002

         The following table sets forth certain information concerning stock option grants during the fiscal year ended March 31, 2002 to the Named Executive
Officers:

                                                                  Individual Grants
                                   ---------------------------------------------------------------
                                                          Percent
                                     Number of            of Total
                                     Securities           Options       Exercise
                                     Underlying          Granted to     or Base
                                       Options          Employees in     Price        Expiration
Name                                 Granted(#)          Fiscal Year     ($/Sh)          Date
----                                 ----------         -----------      ------          -----
  Current CEO and Executive Officers:

Kam Saifi                                   --

Cameron Saifi                               --

David Arbeitel                              --

Ronald Forster                          80,000/(1)(4)/        3.5%        .175        10/11/06

Douglas Reilly                         100,000/(1)(5)/        4.3%        .175        10/11/06

Former CEO and Executive Officers:

Ronald C. Sacks                         21,500/(2)/           1.0%        .205         9/23/06


Jane Kaufman                            50,000/(3)/           2.2%                      5/1/06

_____________________________

(1) Represents options granted for retention purposes following the October 3, 2001 reduction in force.

(2) 20,000 options were granted upon election to the Board of Directors on September 24, 2001 and 1.500 options were granted for attendance at Annual Meeting of the Board of Directors held on September 24, 2001. These options vested immediately and have been exercised

(3) Represents options granted upon promotion to President and Chief Operating Officer. These options vested immediately upon Ms. Kaufman's resignation from the Company on October 3, 2001. Ms. Kaufman has until October 3, 2003 to exercise these options.

(4) 27,200 options will vest on October 12, 2002 and 6,600 options will vest every 3 months thereafter.

(5) 34,000 options will vest on October 12, 2002 and 8,250 options will vest every 3 months thereafter.

         Aggregated Option Exercises in Fiscal Year Ended March 31, 2002
                        And Fiscal Year End Option Values

         The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended March 31, 2002 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on March 31, 2002.

                                                                                                            Value of
                                                                    Number of Securities                  Unexercised
                                                                     Underlying Unexer-                   In-the-Money
                                Shares                                 cised Options                       Options at
                             Acquired on         Value                 at FY-End(#)                      FY-End($)/(1)/
Name                         Exercise (#)      Realized($)       Exercisable/Unexercisable         Exercisable/Unexercisable
----                         ------------      -----------       -------------------------         -------------------------

Current CEO and Executive
Officers:

Kam Saifi                          --              --                      --                                         --

Cameron Saifi                      --              --                      --                                         --

David Arbeitel                     --              --                      --                                         --

Ronald Forster                     --              --                  37,225/124,060                           0/47,200

Douglas Reilly                     --              --                  49,600/175,052                           0/59,000

Former CEO and Executive
Officers:

Ronald C. Sacks                21,500           5,160                       119,400/0                                0/0

Jane Kaufman                       --              --                       200,000/0                                0/0

------------------

(1) The average price for the Common Stock as reported by the Nasdaq Stock Market on March 28, 2002, was $.76 per share. Value is calculated on the basis of the difference between the option exercise price and $.76 multiplied by the number of shares of Common Stock underlying the options.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

         The Company entered into an employment agreement with Kam Saifi dated October 4, 2001. Pursuant to the agreement, Mr. Saifi shall serve as Chief Executive Officer and President commencing October 1, 2001 and continuing until September 30, 2004, unless earlier terminated as provided in the agreement. Mr. Saifi will receive a base salary at an annual rate of $250,000 during the period of October 1, 2001 and ending March 31, 2002, or total compensation for the six-month period of $125,000. He will receive a base salary at an annual rate of $350,000 during the period of April 1, 2002 and ending September 30, 2002, or total compensation for the six-month period of $175,000. In addition he will receive a monthly car allowance of $1,200. Mr. Saifi will also receive a quarterly bonus payment of $50,000 if the Company achieves its gross sales target in such fiscal quarter. Pursuant to the agreement, Mr. Saifi purchased restricted stock consisting of 2,000,000 shares of the Company's Common Stock at a price of $0.13 per share. These shares vest as follows: 250,000 on execution of the agreement, 550,000 on September 30, 2002 and 150,000 at the end of each quarter, commencing with the quarter ended December 31, 2002, and ending with the quarter ending September 30, 2004, for a total of 1,200,000. In the event of a change in control event (as described in the employment agreement) all shares will become immediately vested. If Mr. Saifi's employment is terminated by the Company for other than "Cause", Mr. Saifi shall be entitled to a severance payment equal to the lesser of the remaining salary due for the balance of the contract or payment of salary for the next six months as if the Agreement had not been terminated.

         The Company entered into an employment agreement with Cameron Saifi dated October 17, 2001. Pursuant to the agreement, Mr. C. Saifi shall serve as Chief Operating Officer and Executive Vice President commencing October 17, 2001 and continuing until September 30, 2004, unless earlier terminated as provided in the agreement. Mr. C. Saifi will receive a base salary at an annual rate of $186,000. Mr. C. Saifi will also receive a quarterly bonus payment of $25,000 if the Company achieves its gross sales target in such fiscal quarter. Pursuant to the agreement, Mr. C. Saifi purchased restricted stock consisting of 600,000 shares of the Company's Common Stock at a price of $0.31 per share. These shares vest as follows: 75,000 on execution of the agreement, 165,000 on September 30, 2002 and 45,000 at the end of each quarter, commencing with the quarter ended December 31, 2002, and ending with the quarter ending September 30, 2004, for a total of 360,000. In the event of a change in control event (as described in the employment agreement) all shares will become immediately vested. If Mr. Saifi's employment is terminated by the Company for other than "Cause", Mr. Saifi shall be entitled to a severance payment equal to the lesser of the remaining salary due for the balance of the contract or payment of salary for the next three months as if the Agreement had not been terminated.

         The Company entered into an employment agreement with David Arbeitel dated October 17, 2001. Pursuant to the agreement, Mr. Arbeitel shall serve as Chief Technology Officer and Vice President commencing October 17, 2001 and continuing until September 30, 2004, unless earlier terminated as provided in the agreement. Mr. Arbeitel will receive a base salary at an annual rate of $148,000. Mr. Arbeitel will also receive a quarterly bonus payment of $12,500 if the Company achieves its gross sales target in such fiscal quarter. Mr. Arbeitel purchased restricted stock consisting of 300,000 shares of the Company's Common Stock at a price of $0.31 per share. These shares vest as follows: 37,500 on execution of the agreement, 82,500 on September 30, 2002 and 22,500 at the end of each quarter, commencing with the quarter ended December 31, 2002, and ending with the quarter ending September 30, 2004, for a total of 180,000. In the event of a change in control event (as described in the employment agreement) all shares will become immediately vested. If Mr. Arbeitel's employment is terminated by the Company for other than "Cause", Mr. Arbeitel shall be entitled to a severance payment equal to the lesser of the remaining salary due for the balance of the contract or payment of salary for the next three months as if the Agreement had not been terminated.

         The Company entered into a consulting agreement with Venture Consulting Group, Inc. ("VCGI") on October 5, 2000 (the "Consulting Agreement"). VCGI performed certain management services for the Company and provided the services of Ronald C. Sacks, William Gilbert, George Jarrold and Daniel Hunt. Pursuant to the terms of the Consulting Agreement, Mr. Sacks was appointed as the Chief Executive Officer of the Company and provided his services on a full time, exclusive basis until September 18, 2002. The other persons specified above provided consulting services 10 days per quarter each, with respect to such services. The Consulting Agreement was terminable at will on thirty days written notice by either party, and provided for a fee of $500,000, payable over twelve
(12) months to VCGI. The Company did not pay salaries to any of the VCGI management team members.

In addition, the Company granted options to the persons performing services on behalf of VCGI to purchase an aggregate of 240,000 shares of Common Stock, at an exercise price of $2.00 per share which are fully vested. The consulting relationship established by this contract terminated effective September 18, 2001.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 12, 2002 by each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially 5% percent or more of the Company's Common Stock, and by the Company's directors and named executive officers, both individually and as a group.

         As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within sixty days from July 12, 2002 through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within sixty days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentage are based upon 25,138,001 shares of Common Stock outstanding as of July 12, 2002.

Name and Address/(16)/            Shares Owned                Percent of Class
----------------    -             ------------                ----------------
Stephen M. Deixler                   956,140/(1)/                        3.8%

Alexander C. Stark, Jr.              418,938/(2)/                        1.7 %

Alan Hardie                          132,000/(3)/                          *

William Martin Ritchie                94,000/(4)/                          *

Frank Russo                           58,500/(5)/                          *

Vincent Curatolo                      11,500/(6)/                          *

Baruch Halpern                       517,700/(7)/                        2.1 %

Kam Saifi                          2,170,000/(8)/                        8.6%

Cameron Saifi                        600,000/(9)/                        2.4%

David Arbeitel                       300,000/(10)/                       1.2%

Ronald Forster                        37,405/(11)/                         *

Name and Address/(16)/                      Shares Owned        Percent of Class
----------------------                      ------------        ----------------
Douglas Reilly                               59,600/(12)/                *

Ronald C. Sacks                             119,400/(13)/                *

Jane Kaufman                                200,000/(14)/                *


AWM Investment Company                    5,407,882/(15)/                21.5%
153 East 53/rd/ Street, 55/th/ Floor
New York, NY 10022

Directors and Executive Officers as a     5,664,557                      22.5%
group (14 persons)

----------------

(1) Does not include 135,489 shares of Common Stock owned by Mr. Deixler's wife, mother, children and grandchildren as to which shares Mr. Deixler disclaims beneficial ownership. Includes 361,428 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(2) Includes 288,938 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(3) Includes 132,000 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(4) Includes 94,000 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(5) Includes 58,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(6) Includes 11,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(7) Does not include 17,000 shares of Common Stock owned by Mr. Halpern's daughter as to which Mr. Halpern disclaims beneficial ownership. Includes 268,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002 and 100,000 shares of Common Stock subject to warrants that are currently exercisable or exercisable within 60 days of July 12, 2002.

(8) Includes 1,750,000 restricted shares of Common Stock that have not vested.

(9) Includes 525,000 restricted shares of Common Stock that have not vested.

(10) Includes 262,500 restricted shares of Common Stock that have not vested.

(11) Includes 37,225 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(12) Includes 59,600 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(13) Includes 119,400 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(14) Includes 200,000 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of July 12, 2002.

(15) Based on Schedule 13D as filed by such beneficial owner with the Securities and Exchange Commission on February 21, 2002.

(16) Unless otherwise noted, the address of each such person is c/o the Company, 1551 S. Washington Avenue, Piscataway, New Jersey 08854.

------------------------
*Indicates ownership of Common Stock of less than one (1%) percent of the total issued and outstanding Common Stock on June 19, 2002.

Certain Relationships and Related Transactions


         The Company entered into a definitive Sublease Agreement with Multipoint Communications, LLC (the "Tenant" on April 17, 2002 to sublease approximately 5,400 square feet of its facility for a period of 24 months. The rental rate and the other material terms of the lease with Multipoint Communications, LLC ("Multipoint") were negotiated through a real estate broker and separate attorneys representing each party. The rental rate was established by prorating the amount of space leased by Multipoint by the current rent paid by the Company to its landlord. Given the current real estate market condition in the area, the Company believes that the terms of the lease with Multipoint are comparable to terms of leases that might have been obtained from a non-affiliate. The rent will be $5,200 per month for the first nine months and $10,400 per month for the last fifteen months, but with a 100% abatement for the first three months. As part of the rental payment the Tenant will issue shares totaling the value of $77,400, which shall be based on the per share price of the Tenant's common stock as priced in the first round of institutional financing (the "Financing") which shall close on or before June 30, 2002. These shares shall have the registration rights as other shares issued in the Financing. In the event that the Financing does not close on or before June 30, 2002, the Tenant shall pay the Company additional rent in the amount of $4,300 per month commencing on July 1, 2002. Future minimum lease payments due from the Tenant are approximately $187,200. The Chairman of the Board of Directors of the Company currently serves as the Chief Financial Officer of the Tenant.

         During April 2000, the Company made a loan (the "Loan") to the former Chief Executive Officer (the "Former CEO") of the Company in the amount of $750,000. At the time that the Loan was made to the Former CEO in April 2000, the Company was contemplating a secondary public offering and potential mergers and acquisitions opportunities. As a result, the Company did not want the Former CEO to exercise his stock options. In consideration for not exercising his stock options at that time, the Company issued the Loan to him. At that time, the Company had sufficient cash and it was contemplated that the Loan would be repaid within one year. The Loan accrues interest at a rate of LIBOR plus 1%. The LIBOR plus one percent interest rate in April 2000 was 7.197% as compared to the first mortgage interest rate in April 2000 of 6.90% for a 1-year ARM, 7.97% for a 15-year FRM and 8.30% for a 30-year FRM. The Loan had an original maturity date of the earlier of April 2005 or thirty days after the Company for any reason no longer employed the Former CEO. The Former CEO resigned his position at the Company effective September 29, 2000. On October 5, 2000, the

Company entered into an agreement with the Former CEO pursuant to which the $750,000 promissory note for the Loan was amended to extend the due date to April 30, 2001, and to provide that interest on the note shall accrue through September 29, 2000 (the "Seperation and Forebearance Agreement"). The loan is collateralized by a first mortgage interest on the personal residence of the Former CEO. The Company agreed to extend the repayment date of the Loan so that the Former CEO would be able to repay the Loan to the Company by selling his personal residence. In addition to the Loan, pursuant to the terms of the Seperation and Forebearance Agreement between the Company and the Former CEO, the Former CEO also agreed to reimburse the Company for certain expenses totaling $200,000, to be paid over a period of six months ending March 31, 2001. These certain expenses were incurred by the Former CEO as part of his personal expense account arrangement with the Company. During the year ended March 31, 2001, $50,000 of the amounts owed to the Company by the Former CEO was repaid and $22,000 has been recorded as a non-cash offset as a result of earned but unpaid vacation owed to the Former CEO. During the year ended March 31, 2002, $813,593 was paid on the note, which included proceeds in the amount of $777,713.48 received by the Company on August 3, 2001 for the sale of the Former CEO's personal residence. At March 31, 2002, the total amount owed to the Company by the Former CEO was approximately $83,657, and is classified as a related party note receivable on the Company's consolidated balance sheet. Because these amounts were not paid by their respective maturity dates, interest is currently accruing at the default interest rate of 12%.


         On June 29, 2000, the Company made an advance of $135,000 to the Former CEO. The advance was subsequently repaid in full on July 26, 2000.

         The Company issued advances to two officers of the Company in the amount of $50,000 each on August 31, 1998. These advances accrued interest at the prime rate plus 1%. These advances were due and payable in full upon the officers cessation of employment with the Company or August 31, 2000, whichever is earlier. The advances were repaid in full prior to August 31, 2000.

         The Company paid the Chairman of the Board of Directors of the Company, $132,000 in the year ended March 31, 2002 for executive search and mergers and acquisitions services provided to the Company from June through October 2001.


         Effective October 2001, the Company approved and granted 2,900,000 shares of restricted stock to three executives at fair value. The restricted shares are subject to a repurchase right which will permit the Company to repurchase any shares which have not yet vested at the effective date of termination of the officers' employment, as defined in their employment agreements, for an amount equal to the purchase price per share paid by the officers. The Company received a series of full recourse interest bearing promissory notes for the value of the shares to be repaid by the officers. The notes are to be repaid by the officers at the earlier of ten years or the date upon which the employees dispose of their shares. The issuance of the restricted shares and the notes receivable due from the officers is recorded in the Company's financial statements. Only the vested portion of the shares has been included in the weighted average number of common shares outstanding at March 31, 2002.

             ------------------------------------------------------
                                 PROPOSAL NO. 2

                                Amendment to the
                          Certificate of Incorporation
                         to Effect a Reverse Stock Split
             ------------------------------------------------------


         On June 27, 2002, the Company's Board of Directors adopted resolutions, subject to approval by the Company's stockholders, to amend the Company's Certificate of Incorporation (the "Amendment") to (i) effect, at any time within one year following stockholder approval, a reverse stock split (the "Reverse Split") of the Company's Common Stock, in an exchange ratio to be approved by the Board of Directors ranging from one share of New Common Stock ("New Common Stock") in exchange for each two issued and outstanding shares of Old Common Stock ("Old Common Stock"), to one share of New Common Stock for each ten issued and outstanding shares of Old Common Stock; (ii) to provide that no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share, and (iii) further that there be no change in the par value per share of each share of New Common Stock as a result of the Reverse Split. The Company's Board of Directors will have the discretion to determine the appropriate exchange ratio immediately prior to effecting the Reverse Split, including determining whether the number of shares of Old Common Stock to be exchanged for shares of New Common Stock shall be a whole number of shares of Old Common Stock or a whole number and a fraction of a whole number. The Company's Board believes that stockholder approval of an exchange ratio in a range from one-for-two to one-for-ten (as opposed to approval of one specified ratio) in which the Reverse Split may be effected will provide the Company's Board of Directors with the maximum flexibility to achieve the purposes of the Reverse Split and is in the best interests of the Company and its stockholders. The form of the proposed Amendment is annexed to this Proxy Statement as Appendix A.

Vote Required

         Approval of the Reverse Split proposal requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes are not affirmative votes and therefore will have the same effect as votes against the proposal. The Company's Board of Directors has unanimously determined that the Reverse Split proposal is advisable and in the best interests of the Company and the stockholders of the Company. The Board of Directors unanimously recommends that the Company's stockholders vote "FOR" approval of the Reverse Split Proposal.

 Reasons For The Reverse Split

         The Company's Common Stock is quoted on Nasdaq's National Market ("Nasdaq/NMS"). In order for the Common Stock to continue to be quoted thereon, the Company and its Common Stock are required to continue to comply with various listing maintenance standards established by Nasdaq. Among other things, the Company is required to maintain an adjusted tangible net worth of at least $4,000,000, the aggregate market value of shares of Common Stock held by persons other than officers and directors ("public float") must be at least $5,000,000, at least 400 persons must own at least 100 shares, and the minimum bid price of the Common Stock must be at least $1.00 per share. The Company believes it currently complies with all these requirements, except as discussed below with respect to the minimum bid price standard.

         Under Nasdaq's listing maintenance standards, if the closing bid price of the Common Stock is under $1.00 per share for thirty consecutive business days and does not thereafter regain compliance for a minimum of ten consecutive business days during the ninety calendar days following notification by Nasdaq, Nasdaq may de-list the Common Stock from trading on the Nasdaq/NMS. This minimum bid requirement also applies to the Nasdaq Small Cap Market. If a de-listing were to occur, the Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

         On March 13, 2002, the Company received a letter from Nasdaq advising it that the Company's Common Stock had not met Nasdaq's minimum bid price closing requirement for thirty consecutive trading days and that, if the Company is unable to demonstrate compliance with this requirement during the ninety calendar days ending June 11, 2002, its Common Stock will be de-listed (subject to the Company's right to appeal the de-listing determination). The Company has applied for transfer to the Nasdaq Small Cap Market and, if such transfer is approved by Nasdaq, the Company would have until September 11, 2002 to be in compliance with Nasdaq's minimum bid closing price requirement. In the 10 trading days preceding the mailing of this Proxy Statement, the Company's Common Stock was trading in a range of $___ to $___. The Company understands that it is Nasdaq's position that an ability to demonstrate sustained compliance is also necessary to achieve compliance with this requirement. The principal purpose of the Reverse Split is to increase the market price of the Company's Common Stock above the Nasdaq minimum bid requirement. Giving the Company's Board of Directors authority to implement the Reverse Split will avoid the need to call a special meeting of, or seek consents from, stockholders under time constraints to authorize a reverse split should it become necessary in order to seek to meet Nasdaq's listing maintenance criteria.

         Furthermore, the Company believes that maintaining the Company's Nasdaq/NMS listing may provide the Company with a broader market for its Common Stock and facilitate the use of the Common Stock in acquisitions and financing transactions in which the Company may engage. There can be no assurance that, even after effecting the Reverse Split, the Company will continue to meet the minimum bid price and otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

Board Discretion To Implement Reverse Split

         If the Reverse Split is approved by the Company's stockholders, the Reverse Split will be implemented only if the Company's Board of Directors determines that the Reverse Split (in an exchange ratio determined by the Company's Board of Directors within the limits set forth in this proposal) is in the best interests of Company and its stockholders, at any time within one year following stockholder approval. The determination by the Company's Board to select one exchange ratio or alternatively, to reject all of the exchange ratios and not effect the Reverse Split, with the intention of maximizing the Company's ability to remain in compliance with the continued listing maintenance requirements of the Nasdaq Stock Market, Inc., will be based upon certain factors including the minimum bid criteria of the Nasdaq National Market (or the Nasdaq SmallCap Market or any other securities exchange or market, if applicable), the existing and expected marketability and liquidity of the Common Stock, the then current market price of the Common Stock, prevailing market conditions and the Board's determination as to the likely effect of the Reverse Split on the market price of the Common Stock. If the Reverse Split is not effected within one year following stockholder approval, the Reverse Split will not be effected without further approval by the stockholders pursuant to Section 242(c) of the Delaware General Corporation Law (the "DGCL").

Effects Of The Reverse Split On The Common Stock

         The effect of a Reverse Split on the market prices for the Company's Common Stock cannot be accurately predicted. Specifically, the Company cannot assure that prices for shares of the Common Stock following the Reverse Split will be proportionately increased by the stock split ratio selected for the Reverse Split. In addition, the Company cannot assure that the Reverse Split will achieve the desired results as outlined above. The Company cannot assure that the Reverse Split will not adversely affect the market price of the Common Stock, or that any increase in the price per share that may occur immediately after the proposed Reverse Split could be sustained for any prolonged period of time. As a result, there can be no assurance that implementation of the Reverse Split will result in the Company complying with the requirements for continued inclusion for trading on Nasdaq. Also, if the Reverse Split does not proportionally increase the market prices for the Common Stock, the market value of a Stockholder's holdings will consequently decrease.

         Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Split (other than immaterial amount as a result of the rounding up of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of the Old Common Stock immediately prior to the effective time of the Reverse Split will continue to hold 2% of the voting power of the outstanding shares of the New Common Stock after the Reverse Split. Although the Reverse Split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of the Common Stock will not be reduced. The Company is currently authorized to issue a maximum of fifty million (50,000,000) shares of Common Stock. This will increase the ability of the Company's Board of Directors to issue such authorized and unissued shares without further stockholder action. For example, the Company may use authorized but unissued shares as consideration for acquisitions as part of its business strategy. The number of stockholders of record will not be affected by the Reverse Split.

         If approved, the Reverse Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

         Unless such approval is required by applicable law or regulation, the Company may issue additional authorized but unissued shares of Common Stock without the need to obtain stockholder approval. To the extent additional shares are issued in this manner, the percentage interest of the Company's stockholders and other reserved shares affected by the Reverse Split could be significantly reduced. Although, the effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an antitakeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid, the Reverse Split is not being proposed in response to any effort of which management of the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a similar plan by management. Holders of the Common Stock have no preemptive or other subscription rights.

         The Company also has outstanding certain stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding stock options and warrants, the Reverse Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of the stock options and warrants.

         Based on approximately 25,138,001 shares of Common Stock outstanding as of July 12, 2002, the following table reflects the approximate percentage reduction in the outstanding shares of Common Stock and the approximate number of shares of Common Stock that would be outstanding as a result of the Stock
Split:

                                                                                        Approximate Number of
      Proposed Reverse Stock Split               Percentage Reduction                 Shares to be Outstanding
      ----------------------------               --------------------                 ------------------------
                1 for 2                                   50%                                12,569,000
                1 for 3                                  66.7%                                8,379,334
                1 for 4                                   75%                                 6,284,500
                1 for 5                                   80%                                 5,027,600
                1 for 6                                  83.3%                                4,189,667
                1 for 7                                  85.7%                                3,591,143
                1 for 8                                  87.5%                                3,142,250
                1 for 9                                  88.9%                                2,793,111
                1for 10                                   90%                                 2,513,800

Amendment Effective Date

         The Reverse Split would become effective at the time of the filing of the Amendment with the Secretary of State of the State of Delaware or at such later time as may be specified therein (the "Amendment Effective Time"). At the Amendment Effective Time, each share of Old Common Stock issued and outstanding immediately prior to the Amendment Effective Time will be, automatically and without any further action on the part of the stockholders, reclassified into a fraction of a share of New Common Stock, such fraction to be determined based on the exchange ratio approved by the Board of Directors. For example, if a person held 120 shares of Old Common Stock prior to the Amendment Effective Time, at the Amendment Effective Time such person would hold 60 shares of New Common Stock if a one-for-two ratio were selected, 40 shares of New Common Stock if a one-for-three ratio were selected and 30 shares of New Common Stock if a one-for-four ratio were selected.

New Shares Issued in Lieu of Fractional Shares

         No scrip or fractional certificates will be issued as a result of the Reverse Split. Any fraction of a share that any stockholders of record otherwise would be entitled to receive shall be rounded up to the nearest whole share.

No Dissenter's Rights

         No appraisal rights are available under DGCL or under the Company's Certificate of Incorporation, as amended, or By-Laws to any stockholder who dissents from the proposal to approve the Amendment. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Exchange Of Stock Certificates

         As soon as practicable after the Amendment Effective Time, each holder of record of Old Common Stock will receive instructions for the surrender of certificate(s) representing the Old

Common Stock from an exchange agent designated by the Company. The instructions will include a form of transmittal letter to be completed and returned to the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with the certificate(s) representing the Old Common Stock into which the surrendered shares have been reclassified, a stockholder will be entitled to receive a certificate representing the number of full shares of the New Common Stock. Until surrendered as contemplated herein, each certificate representing Old Common Stock shall be deemed at and after the Reverse Split to represent the corresponding number of full shares of New Common Stock contemplated by the preceding sentence. Stockholders should not destroy any stock certificate and should not submit any stock certificate until requested to do so.

Certain Federal Income Tax Consequences of the Reverse Split

         The following discussion summarizing certain federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement, all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss consequences which may apply to certain stockholders in light of their individual circumstances (such as persons subject to the alternative minimum tax) or to special classes of taxpayers (such as non-resident alien individuals and foreign entities, dealers in securities, insurance companies, and tax-exempt entities). This discussion also does not address any tax consequences of the Reverse Split under state, local or foreign law.

         STOCKHOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM OF THE REVERSE SPLIT.

         The federal income tax consequences of the Reverse Split generally should be as follows:

         (a) a stockholder generally should recognize no gain or loss on the receipt of New Common Stock solely in exchange for Old Common Stock;

         (b) a stockholder's adjusted tax basis in shares of New Common Stock generally should be the same as such stockholder's adjusted tax basis in the shares of Old Common Stock exchanged therefor;

         (c) a stockholder's holding period of the New Common Stock generally should include such stockholder's holding period of the Old Common Stock exchanged therefor; and

         (d) the Company will not recognize gain or loss as a result of Reverse Split.

Miscellaneous

         The Old Common Stock is currently registered under the Exchange Act and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the New Common Stock under the Exchange Act. The par value of the New Common Stock will not change as a result of the Reverse Split. Accordingly, the New Common Stock account on the Company's Consolidated Balance Sheet will be reduced with the Additional Paid-in Capital account being credited with the amount by which the Common Stock account was reduced.

         IN ACCORDANCE WITH THE DGCL, NOTWITHSTANDING STOCKHOLDER APPROVAL OF THE REVERSE SPLIT PROPOSAL, AT ANY TIME PRIOR TO THE EFFECTIVENESS OF THE REVERSE SPLIT, THE COMPANY'S BOARD MAY ABANDON THE REVERSE SPLIT PROPOSAL WITHOUT FURTHER ACTION BY THE STOCKHOLDERS.

             ------------------------------------------------------
                                 PROPOSAL NO. 3

                                 Adoption of the
                            2002 Stock Incentive Plan
             ------------------------------------------------------


         The Company's stockholders are being asked to vote on the adoption of ION Networks, Inc. 2002 Stock Incentive Plan (the "2002 Plan"). The 2002 Plan provides for the issuance of stock options and grants of Common Stock covering up to 1,250,000 shares of Common Stock. The Company's Board of Directors has determined that the 2002 Plan is in the Company's best interests and in the best interests of the Company's stockholders. The Company's Board of Directors believes that the Company's long-term success is dependent upon its ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the company.

         A general description of the principal terms of the 2002 Plan is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the 2002 Plan. A copy of the 2002 Plan is attached hereto as Appendix B.

Vote Required

         The affirmative vote of the holders of a majority of Common Stock, present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the 2002 Plan. With respect to this proposal, the Company believes that brokers who are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have the authority under the rules of the NYSE to vote those shares.

General Description

         The 2002 Plan was approved by the Company's board of directors in June 2002. The purposes of the 2002 Plan are to give the Company's employees and others who perform substantial services for the company an incentive, through ownership of Common Stock, to continue in their service, and to help the company compete effectively with other enterprises in the industry to attract qualified individuals. The 2002 Plan permits the grant of awards to the Company's directors, consultants and other employees, as well as the directors, consultants and employees of a parent company or subsidiary.

Administration

         The 2002 Plan is administered by the administrator, defined as either the Company's board of directors or a committee designated by the Company's board. We intend for the compensation committee of the Company's board of directors to administer the 2002 Plan. The compensation committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and is comprised solely of two or more "outside directors" as defined under Internal Revenue Code
Section 162(m) and its applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and the Internal Revenue Code Section 162(m), the Company's board of directors may authorize one or more officers to grant such awards.

Amendment and Termination

         The Company's board of directors may amend, suspend or terminate the 2002 Plan at any time. To the extent necessary to comply with applicable provisions of Federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to the 2002 Plan in such a manner and to such a degree as required. In addition, the reduction of the exercise price of any option awarded under the 2002 Plan will be subject to stockholder approval and such provision may not be amended without stockholder approval. Furthermore, no amendment, suspension or termination shall adversely affect any rights under outstanding awards without the grantee's consent. The 2002 Plan will terminate in June 2012, unless previously terminated by the Company's board of directors.

Terms & Conditions of Awards

         The 2002 Plan permits the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code only to the Company's employees or employees of a parent company or subsidiary. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2002 Plan, awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the administrator may determine from time to time. In addition, awards of unrestricted or restricted stock may be granted to employees, directors and consultants, provided that no more than 250,000 shares of Common Stock reserved under the 2002 Plan may be issued in connection with awards of stock or stock appreciation rights.

         The 2002 Plan authorizes the administrator to select the employees, directors and consultants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of Common Stock issuable under each award, to approve award agreements for use under the 2002 Plan, to construe and interpret the terms of the 2002 Plan and awards granted thereunder, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to take such other actions not inconsistent with the 2002 Plan. Notwithstanding the foregoing, the term of an award may not be for more than 10 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company's stock or the stock of a parent company or subsidiary). Additionally, in no event may any participant in the 2002 Plan be granted stock options and stock appreciation rights for more than 300,000 shares in any fiscal year.

         The 2002 Plan authorizes the administrator to grant options at an exercise price of not less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company's stock or the stock of a parent company or subsidiary) of the fair market value of the common stock on the date of the option grant. The exercise price of awards intended to qualify as performance-based compensation for purposes of the Internal Revenue Code,
Section 162(m), will be not less than 100% of the fair market value. The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock or, in certain circumstances, with such documentation as the administrator and the broker, if applicable, will require to effect an exercise of an award and delivery to us of the sale or loan proceeds required to pay the exercise price. The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

         The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in the Company's favor as specified in the agreements to be issued under the 2002 Plan. The administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a change in control or corporate transaction, as defined in the 2002 Plan. Effective upon the consummation of the corporate transaction, all outstanding awards under the 2002 Plan will terminate unless assumed by the successor company or its parent.

         Under the 2002 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 2002 Plan permits the designation of beneficiaries by holders of incentive stock options. Other awards are transferable by will or by the laws of descent and distribution, and during the grantee's lifetime, by gift and/or pursuant to a domestic relations order to the grantee's immediate family to the extent and in the manner permitted by the administrator.

         Under the 2002 Plan, the administrator may establish one or more programs under the 2002 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The administrator also may establish under the 2002 Plan, separate programs for the grant of particular forms of awards to one or more classes of grantees.

Certain Federal Tax Consequences

         The grant of a non-qualified stock option under the 2002 Plan will not result in any federal income tax consequences to the grantee or to us. Upon exercise of a non-qualified stock option, the grantee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the grantee, subject to the requirement of reasonableness, certain limitations imposed by Internal Revenue Code Section 162(m) and the satisfaction of withholding obligations. Any gain or loss on the grantee's subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We are not entitled to receive an income tax deduction for any such gain.

         The grant of an incentive stock option under the 2002 Plan will not result in any federal income tax consequences to the grantee or to us. A grantee recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we will not receive a deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the grantee has held the shares of common stock. If the grantee does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any tax deduction under these circumstances.

         If the grantee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee, subject to the requirement of reasonableness and certain limitations imposed by Internal Revenue Code Section 162(m).

         The exercise of an incentive stock option may increase a grantee's alternative minimum tax.

The "spread" under an incentive stock option -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a grantee's alternative minimum tax liability exceeds such grantee's regular income tax liability, the grantee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the grantee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

         The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Internal Revenue Code Section 162(m), the requirement of reasonableness and the satisfaction of withholding obligations. Any gain or loss on the recipient's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. We are not entitled to receive a tax deduction for any such gain.

         Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The election must be made within thirty days from the time the restricted stock is issued.

         The foregoing is only a summary of the federal income tax consequences of the 2002 Plan transactions, and is based upon federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Internal Revenue Code. This summary does not purport to be complete, and does not discuss the tax consequences of a grantee's death or the tax laws of any municipality, state or foreign country to which the grantee may be subject.

Amended Plan Benefits

         As of the date of this proxy statement, no executive officer or director, and no associate of any executive office or director, has been granted an option to purchase shares under the 2002 Plan. The benefits to be received pursuant to the adoption of the 2002 Plan by the Company's executive officers, directors and employees are not determinable at this time.

         Recommendation of the Board of Directors

         OUR BOARD OF DIRECTORS HAS APPROVED THE 2002 STOCK INCENTIVE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE 2002 STOCK INCENTIVE PLAN.

                      Equity Compensation Plan Information

         The following table sets forth information regarding the Company's equity compensation plans as of March 31, 2002:

                                         (a)                       (b)                   (c)
                                         Number of securities to   Weighted-average      Number of securities
                                         be issued upon exercise   exercise price of     remaining available for
                                         of outstanding options,   outstanding           future issuance under equity
                                         warrants, and rights      options, warrants,    compensation plans
                                                                   and rights            (excluding securities
                                                                                         reflecting in column (a)
Plan Category

Equity compensation plans approved by                   4,438,260                  1.82                      1,079,080
security holders/(1)/

Equity compensation plans not approved                    688,000                  1.30                              -
by security holders/(2)/
Total                                                   5,126,260                  1.75                      1,079,080

(1) Shareholder Approved Plans

         In November 2000, the Company adopted its 2000 Stock Option Plan (the "2000 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 2000 Plan shall be 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During the years ended March 31, 2002 and 2001, the Company granted options to purchase 1,854,000 and 1,724,500 shares, respectively. At March 31, 2002, 2,560,200 options were outstanding under the 2000 Plan, of which 759,915 options were exercisable.

         The aggregate number of shares of common stock for which options may be granted under the 1998 Stock Option Plan (the "1998 Plan") is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 1998 Plan shall be 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During the years ended March 31, 2002 and 2001, the Company granted options to purchase 463,800 and 1,596,078 shares, respectively. At March 31, 2002, 1,783,459 options were outstanding under the 1998 Plan, of which 1,367,642 options were exercisable.

         In August 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan, as amended, increased the number of shares of common stock for which options may be granted to a maximum of 1,250,000 shares. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair market value of one common stock on the date of grant. During the years ended March 31, 2002 and 2001, there were no option grants provided under the 1994 Plan. At March 31, 2002, 94,601 options were outstanding under the 1994 Plan, of which 64,991 options were exercisable.

         Of the options granted in fiscal 2002 and 2001, 0 and 578,528, respectively, were granted under the Company's Time Accelerated Restricted Stock Award Plan ("TARSAP"). The options vest after seven years, however, under the TARSAP, the vesting is accelerated to the last day of the fiscal year in which the options are granted if the Company meets certain predetermined sales targets. The Company did not meet the targets for 2001 and, as such, all options granted under the TARSAP in 2001 will vest seven years from the original date of grant.

(2) Non-Shareholder Approved Awards

         The Company has granted options and warrants to purchase 688,000 shares of Common Stock outside of the shareholder approved plans. The awards have been made to employees, directors and consultants and have been granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has not reserved a specific number of shares for such awards. The non-shareholder approved awards are more specifically described below.

         During July 2001 in connection with services being performed by a consultant, the Company issued warrants to purchase 48,000 shares of the Company's Common Stock at $0.62 per share. The warrants vested immediately and expire five years from the date of the grant.

         During January 2002 in connection with services being performed by a consultant, the Company issued warrants to purchase 100,000 shares of the Company's Common Stock at $1.35 per share and 50,000 shares of Common Stock at $1.80 per share. The warrants vested immediately and expire three years from the date of the grant.

         On March 19, 1999, the Company issued options to certain consultants and employees to purchase an aggregate of 20,000 shares of the Company's Common Stock, all of which vested on the first year anniversary of the date of grant. The options expire six years from the date of grant. However, in the event of
(a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made therefore in the transaction. The exercise price of the options is $2.41 which was the market value of the Company's Common Stock on the date of grant.

         During September 1997 and March 1998, the Company issued options to certain officers and directors to purchase an aggregate of 80,000 shares of the Company's Common Stock, 25,000 of which vested on the date of grant, 7,500 of which vested three months from the date of grant, 7,500 of which vested six months from the date of grant, 7,500 of which vested nine months from the date of grant and 32,500 of which vested on the first year anniversary of the date of grant. The 55,000 options expire five years from the date of grant and 25,000 options expire six years from the date of grant. However, in the event of (a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made therefore in the transaction. The options were granted at fair market value with exercise prices ranging from $1.47 to $2.06.

         On September 25, 1996, the Company issued options to certain officers and directors to purchase 400,000 shares of the Company's Common Stock, of which 200,000 vested immediately and 100,000 vested on April 1, 1998 and 1999. The options expire ten years from the date of grant. However, in the event of (a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made therefore in the transaction. The exercise price of the options is $1.156 which was the market value of the Company's Common Stock on the date of grant.

               --------------------------------------------------
                                 PROPOSAL NO. 4

                    Ratification of the Selection of Deloitte
                         and Touche LLP as the Company's
                              Independent Auditors
               --------------------------------------------------


     The Company's stockholders are being asked to ratify the selection of Deloitte and Touche LLP to serve as independent auditors for the Company until the next annual meeting of stockholders, or until a successor is appointed.

     The affirmative vote of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this Proposal No.4. The Board of Directors of the Company recommends a vote for the ratification of the selection of Deloitte and Touche LLP as independent auditors.

     On June 27, 2001, PricewaterhouseCoopers LLP ("PwC") indicated that upon completion of their audit of the financial statements for the year ended March 31, 2001, it would decline to stand for re-election as Ion Networks, Inc's independent accountant for the fiscal year ending March 31, 2002. PwC completed their audit on June 28, 2001. PwC's reports on the consolidated financial statements of the Company for fiscal years 2001 and 2000 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2001 and 2000 and the subsequent interim period through June 28, 2001, there were no disagreements with PwC regarding any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their report on the financial statements for such years. The Company requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter, dated June 28, 2001 was filed as Exhibit 16.1 to the Company's annual report on Form 10-KSB.

     On August 13, 2001, the Company engaged Deloitte & Touche LLP ("Deloitte") as its new independent auditor for the fiscal year ending March 31, 2002. A representative of Deloitte is expected to be at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so and is also expected to be available to respond to appropriate questions.

Audit Fees

     Audit fees billed to the Company by Deloitte for its audit of the Company's financial statement for the fiscal year 2002 and for its review of the financial statements included in the Company's Quarterly Reports on Form 10-QSB filed with the Securities and Exchange Commission for that period totaled $94,279.

Financial Information Systems Design and Implementation Fees

     The Company did not engage Deloitte to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

All Other Fees

     Fees billed to the Company by Deloitte during fiscal year 2002 for all other non-audit services rendered to the Company, including tax related services, totaled $4,500. In connection with the recently revised standards for independence of the Company's independent public accountants promulgated by the Securities and Exchange Commission, the Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of Deloitte.

Stockholder Proposals

Stockholder proposals intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement relating to that meeting no later than May 12, 2003. Such proposals should be addressed to the Company's Secretary, at the address set forth above. Notice of shareholder proposals submitted outside the process of Rule 14a-8 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the Annual Meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named is the proxy with respect to such proposals, if received after July 27, 2003.

Other Matters

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

Annual Report To Stockholders

     The Company's 2002 Annual Report to Stockholders has been mailed to stockholders simultaneously with the mailing of this Proxy Statement, but except as herein stated, such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, AS AMENDED AND AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY, CAMERON SAIFI, ION NETWORKS, INC., 1551 SOUTH WASHINGTON AVENUE, PISCATAWAY, NEW JERSEY 08854.

                                     By Order of the Board of Directors



                                     Cameron Saifi
                                     Secretary

Piscataway, New Jersey
_____________, 2002

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                               ION NETWORKS, INC.
                 (Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock of ION NETWORKS, INC., revoking all proxies heretofore given, hereby constitutes and appoints Stephen M. Deixler and Cameron Saifi and each of them, Proxies, will full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2002 Annual Meeting of Stockholders of ION NETWORKS, INC. (the "Annual Meeting") to be held at Washington Plaza, 1551 South Washington Avenue, Piscataway, New Jersey on Thursday, October 17, 2002 at 10:30 A.M., Eastern Daylight Time, and at any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the Annual Meeting and hereby revokes and proxy or proxies heretofore given.

Each properly executed Proxy will be voted in accordance with the specifications made on this Proxy and in the discretion of the Proxies on any other matter that may come before the Annual Meeting. Where no choice is specified, this Proxy will be voted (i) FOR all listed nominees to serve as directors, (ii) FOR the approval of the amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock, (iii) FOR the adoption of the ION Networks, Inc. 2002 Stock Incentive Plan, (iv) FOR the ratification of the selection of Deloitte and Touche LLP as the Company's independent auditors; and (v) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

1.       Election of Six Directors

FOR all nominees         WITHHOLD AUTHORITY    Nominees: Stephen M. Deixler
listed at right          to vote for all                 Baruch Halpern
(except as marked to     nominees listed at              Alexander C. Stark, Jr.
the contrary)            right                           Frank S. Russo
                                                         Kam Saifi
         [_]                     [_]                     Vincent Curatolo

If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.

The Board of Directors Recommends a Vote FOR ALL LISTED NOMINEES

2. Proposal to approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock.

              FOR                  AGAINST                ABSTAIN
              [_]                    [_]                    [_]

The Board of Directors Recommends a Vote FOR the Amendment to the Company's Certificate of Incorporation.

3.     Proposal to adopt the ION Networks, Inc. 2002 Stock Incentive Plan.

              FOR                  AGAINST                ABSTAIN
              [_]                    [_]                    [_]

The Board of Directors Recommends a Vote FOR the adoption of the ION Networks, Inc. 2002 Stock Incentive Plan.

       4. Proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors.

              FOR                  AGAINST                ABSTAIN
              [_]                    [_]                    [_]

The Board of Directors Recommends a Vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.


5. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

                                          Dated: _________________________, 2002

                                          ______________________________________
                                                     Print Full Name

                                          ______________________________________
                                                        Signature

                                          ______________________________________
                                                     Print Full Name

                                          ______________________________________
                                                 Signature if held jointly

                                          (Signature(s) should conform to names
                                          as registered. For jointly owned
                                          shares, each owner should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee, guardian or
                                          officer of a corporation, please give
                                          full title.)